Exhibit 99.1

Vapotherm Reports Preliminary First Quarter 2020 Financial Results

•	Preliminary first quarter revenue of approximately $18.9 million represents 54% increase as compared to the first quarter of 2019

•	Capital unit production capacity more than tripled

EXETER, New Hampshire, April 13, 2020—/ Business Wire / -- Vapotherm, Inc. (NYSE: VAPO) (“Vapotherm” or the “Company”), a global medical technology company focused on the development and commercialization of its proprietary Hi-VNI® Technology products that are used to treat patients of all ages suffering from respiratory distress, today announced certain preliminary first quarter of 2020 financial results.

“We are pleased with our performance during the first quarter and our team’s ability to support our hospital customers as they treat COVID-19 patients suffering from respiratory distress. In particular, I am proud of the effort of our operations team who significantly increased capacity in response to customer demand in both new and existing accounts. We exceeded expectations for revenue in the first quarter and grew our worldwide installed base of Precision Flow systems twice as fast as we did in the first quarter of 2019,” said Joe Army, President and CEO of Vapotherm. “Looking ahead, our focus is on managing our supply chain to sustain the current production level, and potentially increase it further. In addition, we are continuing to expand our body of clinical evidence and progressing the development of our Oxygen Assist Module which was recently granted Breakthrough Device Designation by the FDA.”

Preliminary First Quarter 2020 Financial Results

Preliminary revenue for the first quarter of 2020 is expected to be approximately $18.9 million, an increase of approximately 54% when compared with $12.3 million for the first quarter of 2019. The outperformance relative to the Company’s previously issued guidance of $13.4 to $13.9 million was driven primarily by a significant increase in demand for Precision Flow systems and single use disposables in Europe and the United States.  Preliminary gross margin for the first quarter of 2020 is expected to be approximately 47.5% to 48.0% as compared to 42.1% for the first quarter of 2019. Cash and cash equivalents is expected to be approximately $60.0 million as of the end of the first quarter.

2020 Guidance Update

Vapotherm is withdrawing its previously announced annual guidance for 2020 which was issued on March 4, 2020. Because of the significant increase in demand due to COVID-19, which has continued into the second quarter and the inability to estimate the scope, duration, and impact of the pandemic, the Company cannot predict the full year effect on its operations and financial results. Vapotherm plans to provide additional information during its next earnings release and conference call.

The preliminary financial information presented in this press release is based on Vapotherm’s current expectations and may be adjusted as a result of, among other things, completion of customary quarterly review procedures.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

About Vapotherm

Vapotherm, Inc. is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 2.1 million patients have been treated with Vapotherm Hi-VNI Technology. Hi-VNI Technology is mask-free noninvasive ventilatory support for spontaneously breathing patients and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. Hi-VNI Technology’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication. For more information, visit www.vapotherm.com.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements about increasing our supply chain, preliminary revenue, gross margin for the first quarter of 2020 and cash and cash equivalents as of the end of the first quarter 2020, and plans to provide updated guidance for 2020. In some cases, you can identify forward-looking statements by terms such as ‘‘expect,’’ “guide” or “typically” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future, Vapotherm may need to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations, Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market, the ability for Precision Flow systems to gain increased market acceptance, its inexperience directly marketing and selling its products, the potential loss of one or more suppliers, Vapotherm’s susceptibility to seasonal fluctuations, Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements, the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure and maintain patent or other intellectual property protection for its products, the impact of the COVID-19 pandemic on its business, including its supply chain, and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December, 31, 2019, as filed with the Securities and Exchange Commission on March 4, 2020, and in any subsequent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

SOURCE:  Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011